CURRENT REPORT FOR ISSUERS SUBJECT TO THE
1934 ACT REPORTING REQUIREMENTS

FORM 8-K

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act

April 7, 2014
Date of Report
(Date of Earliest Event Reported)

Tianyin Pharmaceutical Co, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-52236	20-4857782
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

23rd Floor, Unionsun Yangkuo Plaza, No. 2, Block 3 South Renmin Road Chengdu, P. R. China, 610041
(Address of principal executive offices (zip code))

+011-86-28-8615-4737
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a - 12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13d-4(c))

Section 8 – Other Events

Item 8.01. Other Events

As an effort to expand generic market amid the pricing pressure of its generic division, Tianyin Pharmaceutical Inc. (the “Company” or “TPI”) has explored the strategic reduction of the tendering price of its Hugan Tablets (for liver conditions, approximately $0.6 million sales per year) in order to compete in Zhejiang province of China. The competitive tender price has helped TPI to successfully secure the right of sales for Hugan Tablets in Zhejiang province. However, as a part of the government’s regulatory procedure, the China Food and Drug Administration (the “CFDA”) normally conducts examination on the production process and the cost of sales for competitive (low) tendering price bidders. Currently TPI is under such examination for quality and pricing tests that are conducted by the CFDA of Sichuan province. During the examination period, the Company’s Good Manufacturing Practice (“GMP”) certificate granted by the CFDA on August 27, 2013 is being administrated by Sichuan provincial CFDA and the sale of our Hugan Tablets are temporarily halted, pending the results of quality and pricing tests. We expect the tests will be completed in late April. Management is confident that TPI will pass the quality and pricing tests successfully and be able to resume sales of Hugan Tablets.

The Company is currently assessing the impact on sales of Hugan Tablets as a result of this event, as well as indirect impact on the sales of our other generic products, if any. We will promptly file an amendment to this Form 8-K when a status update is available.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIANYIN PHARMACEUTICAL CO., INC.

By:	/s/ James Jiayuan Tong
Name: Dr. James Jiayuan Tong
Title: Chief Financial Officer

Dated:  April 7, 2014

3